Stone Energy Corporation	P.O. Box 52807
Lafayette, Louisiana 70505
625 East Kaliste Saloom Road
Lafayette, Louisiana 70508
Telephone: (337) 237-0410
January 12, 2006
Mr. David H. Welch
809 Richland Avenue
Lafayette, Louisiana 70508
Dear Dave:
     This letter serves to confirm certain aspects of Stone Energy Corporation’s (the “Company’s”) offer of continued employment to you for the positions of President and Chief Executive Officer (“CEO”) of the Company.
     The following represents the terms and conditions of this offer:
1.	Your annual base salary shall remain at $400,000.00 in 2006. Your base salary shall be reviewed by the Company’s Board of Directors (the “Board”) (or a committee thereof) on an annual basis, and, in the sole discretion of the Board (or such committee), your annual base salary may be increased, but not decreased, for each successive year. You will also be eligible to participate in the Company’s annual incentive compensation plan, sometimes referred to as the bonus plan, with the annual amount to be determined by performance and market comparison. In addition, you will be eligible to receive all pension, welfare and other similar employee benefits that are provided to similarly situated executives at the Company.
2.	It is contemplated that you shall be eligible to receive awards of restricted stock and stock options annually during employment, subject to and based on performance and market comparison.
3.	After you have completed five (5) consecutive years of employment with the Company as President and CEO, the Board (or a committee thereof) will agree that you shall not be required to forfeit upon your retirement any unvested stock options that were granted to you or any restricted shares of the Company’s stock that were granted to you by virtue of your ceasing to be an employee of the Company, that is, you will not forfeit the options and/or shares, and the options will continue to vest and the restrictions will continue to lapse without your being an employee.

January 12, 2006

4.	If this Agreement is terminated (i) by the Board for other than Cause (as defined in the Company’s Executive Change in Control Severance Policy) or (ii) by you for Good Reason (as defined in the Company’s Executive Change in Control Severance Policy) in connection with or within twenty-four (24) months after a Change in Control (as defined in the Company’s Executive Change in Control Severance Policy), subject to executing a release satisfactory to and in favor of the Company, you will receive a lump sum cash severance payment equal to 2.99 times the sum of (a) your annual base salary calculated using the annual salary rate in effect at the time of termination (or, if higher, your annual base salary in effect on the date of a Change in Control) and (b) any target bonus at the one hundred percent (100%) level for which you are eligible for the fiscal year in which your termination occurs, with such lump sum cash severance payment to be paid to you on the first date after your termination that the lump sum cash payment is not subject to additional taxes and interest under section 409A of the Internal Revenue Code (the “Code”). In addition, you will receive any earned but unpaid salary through your date of termination and a pro rata share of your bonus opportunity up to the date of your termination at the then projected year end rate of payout. Further, you will receive outplacement services (up to 5% of your base salary). Any other termination benefits will be managed consistent with current severance practices for non-executive employees.
5.	If any of the payments or benefits received by you, whether or not pursuant to this agreement, will be subject to any tax imposed under section 4999 of the Code (the “Excise Tax”), then the Company shall pay to you an additional amount (“Gross-Up Payment”) such that the net amount retained by you, after deduction of any Excise Tax on the total payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the amount you would have otherwise received without such Excise Tax; provided, however, that if it shall be determined that you are entitled to a Gross-Up Payment, but that the total to be paid to you does not exceed one hundred ten percent (110%) of the greatest amount (the “Reduced Amount”) that could be paid to you such that the receipt of the total would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to you and the total payments to you in the aggregate shall be reduced to the Reduced Amount.
6.	Unless sooner terminated for Cause, the Company agrees to employ you through December 31, 2008. Beginning on December 31, 2006 and on December 31 of each year thereafter, the term of this agreement shall automatically be extended for one year (such that each December 31 shall begin a new three-year term) unless the Board shall give written notice to you that the term shall cease to be so extended in which event this agreement shall terminate on the first anniversary of the date such notice is given.

January 12, 2006

7.	This agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Louisiana. With respect to any claim or dispute related to or arising under this agreement, you hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Lafayette Parish, Louisiana.
     If the foregoing accurately reflects the basic terms and conditions upon which you would be willing to continue employment, please sign one copy of this letter and return it to Stone, to the attention of Kenneth H. Beer, Senior Vice President and Chief Financial Officer. Unless this letter is signed by you and a copy (by fax or otherwise) is received by Stone by 5:00 p.m. (central time) on January 16, 2006, this letter is withdrawn, void and without effect.

Very truly yours, STONE ENERGY CORPORATION
By:	/s/ James H. Stone
James H. Stone
Chairman of the Board of Directors

Agreed to and accepted this 12th day of January, 2006.
/s/ David H. Welch
DAVID H. WELCH